EXHIBIT 5


                                HUNTON & WILLIAMS
                              951 East Byrd Street
                            Richmond, Virginia 23219



                                                         FILE NO.:  33411.001109



                                November 16, 1995



Crestar Financial Corporation
919 East Main Street
P.O. Box 26665
Richmond, Virginia  23261-6665



                        Crestar Financial Corporation --
                       Registration Statement on Form S-3



Ladies and Gentlemen:

                  We have acted as counsel to Crestar Financial Corporation, a Virginia corporation (the "Company"), in connection with the registration by the Company of (a) an aggregate of $300,000,000 of its (i) unsecured subordinated debt securities (the "Debt Securities"), (ii) shares of its preferred stock (the "Preferred Stock"), and (iii) shares of its common stock (the "Common Stock"), and (b) an indeterminate number of (i) preferred depositary shares of the Company to be evidenced by depositary receipts (the "Depositary Shares") and
(ii) shares of Common Stock (the Debt Securities, the Preferred Stock, the Common Stock and the Depositary Shares, collectively, the "Securities"), as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Act of 1933, as amended. The Securities are to be issued in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the "Prospectus") and any amendments or supplements thereto.

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

         2. When (a) the terms of any class or series of the Securities have been authorized by appropriate corporate action of the Company and (b) the Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable supplement to the Prospectus, and with respect to the Debt Securities, such Debt Securities have been duly executed, authenticated and delivered in

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accordance  with the  Indenture,  dated as of  September  1, 1993,  between  the
Company and Chemical Bank, then (x) the Debt Securities will be validly authorized and issued and binding obligations of the Company and (y) the Preferred Stock and the Common Stock will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                Very truly yours,

                                HUNTON & WILLIAMS